Exhibit 10.47

Employment Agreement

This Employment Agreement (the “Agreement”) is made as of February 11, 2009 but effective as of January 1, 2009 (the “Effective Date”), by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Stephen L. Gibbs (“Employee”).

WHEREAS, Employee has been employed pursuant to an Employment Agreement dated as of March 1, 2007 as amended by an amendment dated as of December 30, 2008 (as amended, the “Prior Agreement”); and

WHEREAS, the Company and Employee desire that this Agreement replace and supersede the Prior Agreement;

NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, the parties hereto agree as follows.

1.                    Termination of Existing Employment Agreements. As of the Effective Date, all existing employment agreements between the parties hereto, whether oral or written, including the Prior Agreement, are hereby terminated and superseded by this Agreement.

2.                    Employment; Term.  The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement.  This term of employment of Employee under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on February 28, 2011, as may be extended in accordance with this Section 2 and subject to earlier termination in accordance with Section 5 hereof.  The Term shall be automatically extended without further action by either party hereto by one additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party hereto shall have given written notice to the other party hereto prior to the date which is ninety (90) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Employee’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless terminated in accordance with Section 5 hereof.  It is also intended that Employee’s previous term of employment with the Company shall be included when calculating Employee’s tenure at the Company for all purposes.

3.                    Position and Duties.  During the Term, Employee will serve as Vice President, Chief Accounting Officer and Corporate Controller of the Company, and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the stockholders or by the board of directors of any such subsidiary or affiliate, as the case may be.  In such capacities, Employee shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to the Employee from time to time by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company or upon the authority of the Board of Directors of the Company.  Subject to Section 5(e) hereof, Employee’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time.  Employee hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Employee’s ability in such capacities, devoting substantially all of Employee’s business time to such employment.

4.                    Compensation.

(a)                                Base Salary.  During the Term, Employee will receive a base salary of two hundred seventy six thousand two hundred fifty U.S. Dollars (US$276,250) per annum, paid in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Employee.  In the event that the Company, in its sole discretion, from time to time determines to increase Employee’s base salary, such increased amount shall, from and after the effective date of such increase, constitute the “base salary” of Employee for purposes of this Agreement.

(b)                               Incentive Compensation.  Employee shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”).  Under such plan, Employee shall have the opportunity annually (beginning with respect to the 2009 performance period) to earn up to 43% of Employee’s base salary as Incentive Compensation on the terms and subject to the conditions of such plan.

(c)                                Eligibility for Annual Equity Awards.  Employee shall be eligible to receive an annual grant of stock options, restricted stock units or other equity awards in the sole discretion of the Compensation Committee and in accordance with the applicable plans and programs for similarly situated employees of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest of Employee under any such plan or program.

(d)                               Expense Reimbursement.  Subject to Section 4(g) hereof, the Company shall reimburse Employee for all reasonable and necessary travel, business entertainment and other business expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement, on a timely basis upon timely submission by Employee of vouchers therefor in accordance with the Company’s standard procedures.

(e)                                Health and Welfare Benefits.  Employee shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, deferred compensation, stock ownership and such other plans and programs which are made generally available by the Company to similarly situated employees in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program.  Employee shall be entitled to paid vacation, holidays, and any other time off in accordance with the Company’s policies in effect from time to time.

(f)                                  Special Equity Award.  The Company shall grant to Employee seven thousand five hundred (7,500) restricted stock units under the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), pursuant to an equity award agreement (in the form to be provided to Employee) to be entered into by and between the Company and Employee (the “Equity Award Agreement”).  The Equity Award Agreement shall provide that the equity award shall vest with respect to twenty percent (20%) of the shares of common stock subject to such award on each of the first five anniversaries of the date of grant, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in this Agreement, the Equity Award Agreement or the Plan.

(g)                               Taxes and Internal Revenue Code 409A.  Payment of all compensation and benefits to Employee specified in this Section 4 and in Section 5 of this Agreement shall be subject to all legally required and customary withholdings.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).  Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A.  In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under Section 5 of this Agreement, Employee consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six months following termination of employment).  Notwithstanding anything herein to the contrary, if (i) at the time of Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of Employee’s death, (ii) Employee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), (iii) one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A).  Any remaining payments or benefits shall be made as otherwise scheduled hereunder.  Furthermore, to the extent any payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

5.                                     Termination of Employment.  Employee’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 5.

(a)                                Termination by Employee for Other than Good Reason.  Employee may terminate Employee’s employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 5(a); provided, however, that a termination by Employee for “Good Reason” (as defined below) shall not constitute a termination by Employee for other than Good Reason pursuant to this Section 5(a).  In the event Employee terminates Employee’s employment for other than Good Reason, Employee shall be entitled only to the following compensation and benefits (collectively, the “Standard Termination Payments”):

(i)                           any accrued but unpaid base salary for services rendered by Employee to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Employee;

(ii)                        all vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements set forth or referred to in Section 4 hereof in which Employee theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

(iii)                     except as provided in Section 6.6 hereof, all stock options, restricted stock units and other equity awards will be governed by the terms of the plans and programs under which such options, restricted stock units or other awards were granted; and

(iv)                    reasonable business expenses and disbursements incurred by Employee prior to such termination will be reimbursed in accordance with Section 4(d) hereof.

(b)                               Termination By Reason of Death.  If Employee dies during the Term, the last beneficiary designated by Employee by written notice to the Company (or, in the absence of such designation, Employee’s estate) shall be entitled to the following compensation and benefits:

(i)                                     the Standard Termination Payments; and

(ii)                                  a lump sum payment equal to Employee’s annual base salary, payable within 30 days of death.

(c)                                Termination By Reason of Total Disability.  The Company may terminate Employee’s employment in the event of Employee’s “Total Disability.”  For purposes of this Agreement, “Total Disability” shall mean Employee’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment.  In the event that Employee’s employment is terminated by the Company by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Employee:

(i)                                     the Standard Termination Payments;

(ii)                                  an amount equal to the sum of (A) Employee’s annual base salary and (B) Employee’s “Severance Bonus Amount” (as defined below), payable over a period of twelve (12) months after such termination in accordance with Section 5(f) of this Agreement; provided such amount shall be reduced by any disability payments provided to Employee as a result of any disability plan sponsored by the Company or its affiliates providing benefits to Employee.  For purposes of this Agreement, “Severance Bonus Amount” shall mean  an amount equal to the highest annual Incentive Compensation paid to Employee in respect of the two most recent fiscal years of the Company but not more than the Employee’s “target bonus” for the-then current fiscal year;

(iii)                               in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Employee in respect of the two most recent fiscal years of the Company but not more than Employee’s “target bonus” for the year of termination, multiplied by (B) a fraction the numerator of which is the number of days Employee was employed in the year of such termination and the denominator of which is the total number of days in the year of such termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 4(b); and

(iv)                              if Employee elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

(d)                               Termination by the Company for Cause.  The Company may terminate the employment of Employee at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Employee of Employee’s duties hereunder; (ii) Employee’s conviction (including conviction on a nolo contendere plea) of a felony or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Employee in connection with the performance of Employee’s duties hereunder; (iv) intentional breach by Employee of any material provision of this Agreement; (v) material violation by Employee of a material provision of the Company’s Code of Conduct; or (vi) any other willful or grossly negligent conduct of Employee which would make the continued employment of Employee by the Company materially prejudicial to the best interests of the Company.  In the event Employee’s employment is terminated for “Cause,” Employee shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments.

(e)                                Termination by the Company without Cause or by Employee for Good Reason.  The Company may terminate Employee’s employment at any time without Cause, for any reason or no reason, and Employee may terminate Employee’s employment for “Good Reason.”  For purposes of this Agreement “Good Reason” shall mean that without Employee’s prior written consent, any of the following shall have occurred:  (i) a material change, adverse to Employee, in Employee’s positions, titles, offices, or duties as provided in Section 3 hereof, except, in such case, in connection with the termination of Employee’s employment for Cause, Total Disability or death; (ii) an assignment of any significant duties to Employee which are materially inconsistent with Employee’s positions or offices held under Section 3 hereof; (iii) a material decrease in base salary or material decrease in Employee’s incentive compensation opportunities provided under this Agreement; and (iv) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Employee for Good Reason under any of clauses (i) — (iv) of this Section 5(e) shall not be considered effective unless Employee shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company.  In the event that Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (and not, for the avoidance of doubt, in the event of a termination pursuant to Section 5(a), (b), (c) or (d) hereof), the Company shall pay the following amounts, and make the following other benefits available, to Employee.

(i)                                     the Standard Termination Payments;

(ii)                                  an amount equal to the sum of (A) Employee’s annual base salary and (B) Employee’s Severance Bonus Amount, payable over a period of twelve (12) months after such termination in accordance with Section 5(f) of this Agreement;

(iii)                               in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Employee in respect of the two most recent fiscal years of the Company but not more than the Employee’s “target bonus” for the year of such termination, multiplied by (B) a fraction the numerator of which is the number of days Employee was employed in the year of such termination and the denominator of which is the total number of days in the year of such termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 4(b); and

(iv)                              if Employee elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

(f)                                  Timing of Certain Payments under Section 5.  Payments pursuant to Sections 5(c)(ii) or 5(e)(ii) of this Agreement, if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months following the date of termination (subject to such deductions or amounts to be withheld as required by applicable law and regulations); provided, however, that if and to the extent necessary to prevent any acceleration or additional tax under Section 409A, such payments shall be made as follows:  (i) no payments shall be made for a six-month period following the date of Employee’s separation of service (as defined in Section 409A(a)(2)(B)(i) of the Code) with the Company, (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period shall be paid in a lump sum six (6) months following the date of Employee’s separation of service with the Company (subject to such deductions or amounts to be withheld as required by applicable law and regulations), and (iii) during the period beginning six (6) months following Employee’s separation of service with the Company through the remainder of the twelve-month period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices (subject to such deductions or amounts to be withheld as required by applicable law and regulations).   In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if and to the extent necessary to comply with Section 409A, amounts payable following termination of employment in a lump sum, including pursuant to Sections 5(c)(iii) and 5(e)(iii) of this Agreement, shall instead be paid six (6) months following the date of Employee’s separation of service (subject to such deductions or amounts to be withheld as required by applicable law and regulations).

(g)                               No Obligation to Mitigate.  Employee shall have no obligation to mitigate damages pursuant to this Section 5, but shall be obligated to promptly advise the Company regarding any compensation earned or any payments that will become due with respect to services provided to another employer during any period of continued payments pursuant to this Section 5. The Company’s obligation to make continued payments to Employee shall be reduced by any compensation earned by the Employee during the severance period (without regard to when such compensation is paid).

(h)                               Set-Off.  To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due the Employee hereunder (including, without limitation, any payments pursuant to this Section 5) shall be subject to set-off with respect to any amounts the Employee otherwise owes the Company or any subsidiary or affiliate thereof.

(i)                                   No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Employee and the Company, or under the terms of any plan or policy applicable to Employee, Employee shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

(j)                                   Release of Employment Claims; Compliance with Section 6.  Employee agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 5 (other than the Standard Termination Payments), that Employee will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Employee’s employment (other than enforcement of this Agreement).  The Company shall provide Employee with the proposed form of release referred to in the immediately preceding sentence no later than two (2) days following the date of termination.  Employee shall have 21 days to consider the release and if he executes the release, shall have seven (7) days after execution of the release to revoke the release, and, absent such revocation, the release shall become binding.  Provided Employee does not revoke the release, payments contingent on the release (if any) shall be paid no earlier than eight (8) days after execution thereof in accordance with the applicable provisions herein.  The Company’s obligation to make any termination payments and benefits provided for in this Section 5 (other than the Standard Termination Payments) shall immediately cease if Employee willfully and materially breaches Section 6.1, 6.2 , 6.3, 6.4, or 6.8 hereof.

6.                                     Noncompetition; Non-solicitation; Nondisclosure; etc.

6.1                             Noncompetition; Non-solicitation.

(a)                                Employee acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Employee special and unique within the Company’s industry. In consideration of the amounts that may hereafter be paid to Employee pursuant to this Agreement (including, without limitation, Sections 4 and 5 hereof), Employee agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 6.1(e) hereof), Employee, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 6, “Competing Business” shall mean any business: (i) involving design and production of instant lottery tickets and the management of related marketing and distribution programs; manufacture, sale, operation or management of on-line lottery systems (Lotto-type games), video gaming, including fixed odds or server-based betting terminals and video lottery terminals; development and commercialization of licensed and other proprietary game entertainment for all lottery product channels; provision of wagering (whether pari-mutuel (pooled) or otherwise) or venue management services for racetracks and off-track betting facilities; production of prepaid cellular phone cards; or any other business in which the Company or its affiliates is then or was within the previous twelve (12) months engaged or in which the Company, to Employee’s knowledge, intends to engage during the Term or the Covered Time (as defined below); (ii) in which the Employee was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which the Employee has obtained proprietary or confidential information; and (iii) which was conducted anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company.

(b)                               In further consideration of the amounts that may hereafter be paid to Employee pursuant to this Agreement (including, without limitation, Sections 4 and 5 hereof), Employee agrees that, during the Term (including any extensions thereof) and during the Covered Time, Employee shall not, directly or indirectly:  (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Employee’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)                                During the Term (including any extensions thereof) and during the Covered Time, Employee agrees that upon the earlier of Employee’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Employee by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Employee will provide copies of Section 6 of this Agreement to the Competitor, and (B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Employee will promptly provide notice to the Company of such circumstances. Employee further agrees that the Company may provide notice to a Competitor of Employee’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business.

(d)                               Employee understands that the restrictions in this Section 6.1 may limit Employee’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 4 and 5 hereof) is sufficient to justify such restrictions. In consideration thereof and in light of Employee’s education, skills and abilities, Employee agrees that Employee will not assert in any forum that such restrictions prevent Employee from earning a living or otherwise should be held void or unenforceable.

(e)                                For purposes of this Section 6.1, “Covered Time” shall mean the period beginning on the date of termination of Employee’s employment (the “Date of Termination”) and ending twelve (12) months after the Date of Termination.

6.2                               Proprietary Information; Inventions.

(a)                                Employee acknowledges that, during the course of Employee’s employment with the Company, Employee necessarily will have (and during any employment by the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company.  Employee covenants that Employee shall not during the Term or at any time thereafter, directly or indirectly, use for Employee’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law.  The term “proprietary information” means:  (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Employee’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Employee’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Employee acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Employee on an unrestricted, non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality of which Employee has actual knowledge at the time of the relevant disclosure by Employee).

(b)                               Employee agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Employee during the Term (and during any employment by the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of the Employee’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Employee shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Employee’s inventorship.  If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within two (2) years after the termination of the Employee’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.  Employee agrees that Employee will not assert any rights to any Invention as having been made or acquired by Employee prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit A to this Agreement.

6.3                               Confidentiality and Surrender of Records.  Employee shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Employee’s employment by the Company terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by the Company, nor shall Employee retain, and will deliver promptly to the Company, any of the same following termination of Employee’s employment hereunder for any reason or upon request by the Company.  For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Employee’s possession or under Employee’s control or accessible to Employee which contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

6.4                               Non-disparagement.  Employee shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process.

6.5                               No Other Obligations.  Employee represents that Employee is not precluded or limited in Employee’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.  Employee covenants that Employee shall not employ the trade secrets or proprietary information of any other person in connection with Employee’s employment by the Company without such person’s authorization.

6.6                               Forfeiture of Outstanding Options.  The provisions of Section 5 hereof notwithstanding, if Employee willfully and materially fails to comply with Section 6.1, 6.2, 6.3, 6.4, or 6.8 hereof, all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company (whether prior to, contemporaneous with, or subsequent to the Effective Date) and held by Employee or a transferee of Employee shall be immediately forfeited and cancelled.

6.7                               Enforcement.  Employee acknowledges and agrees that, by virtue of Employee’s position, services and access to and use of confidential records and proprietary information, any violation by Employee of any of the undertakings contained in this Section 6 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Employee agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6.  Employee waives posting of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

6.8                               Cooperation with Regard to Litigation.  Employee agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Employee’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  In addition, except to the extent that Employee has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Employee agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Employee’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board of Directors of the Company or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.  The Company agrees to pay (or reimburse, if already paid by Employee) all reasonable expenses actually incurred in connection with Employee’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Employee if Employee reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Employee in connection with such action, suit or proceeding due to actual or potential conflicts of interests.

6.9                               Survival.  The provisions of this Section 6 shall survive the termination of the Term and any termination or expiration of this Agreement.

6.10                        Company.  For purposes of this Section 6, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company.

7.                                     Code of Conduct.  Employee acknowledges that he has read the Company’s Code of Conduct and agrees to abide by such Code, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.

8.                                     Indemnification.  The Company shall indemnify Employee to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which the Employee may be made a party by reason of the Employee being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

9.                                     Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Employee, except in accordance with the laws of descent and distribution and as specified below.  The Company may assign this Agreement and the Company’s rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company (or a business unit of the Company for which Employee provided services) prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company’s obligations and be bound by this Agreement.  For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control, the Company’s business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets or those relating to a particular business unit of the Company to which Employee provides services, or otherwise.  The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Employee hereunder.  This Agreement shall be binding upon and inure to the benefit of Employee, Employee’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

10.                                 Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties hereto with respect to the employment of Employee and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party hereto with respect thereto except as expressly set forth herein.  Except as contemplated by Section 4(g) hereof, this Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party hereto charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party hereto shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay by either party hereto in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party hereto of any such right or remedy shall preclude other or further exercise thereof.

11.                                 Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

12.                                 Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

13.                                 Governing Law; Arbitration.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

(b)                                 Arbitration.

(i)                                     The Employee and the Company agree that, except for claims for Workers’ Compensation, Unemployment Compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Employee’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 6 hereof.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Section 6 hereof, the Company and Employee hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York County; or (iii) any other court having jurisdiction; provided that damages for any alleged violation of Section 6 hereof, as well as any claim, counterclaim or cross-claim brought by the Employee or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Employee hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.   Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other  protected status.

(ii)                                  Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Employee hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  The Employee understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs.  The Employee shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

(c)                                  WAIVER OF JURY TRIAL.  BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

14.                                 Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

15.                                 Joint Drafting.  In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party hereto shall have the same opportunity to present evidence as to the actual intent of the parties hereto with respect to any such ambiguous language without any inference or presumption being drawn against any party hereto.

16.                                 Notices.  All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn General Counsel, at 750 Lexington Avenue, 25th Floor, New York, NY 10022, (b) to the Employee, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on February 11, 2009, to be deemed effective as of Effective Date above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ DeWayne E. Laird
Name:	DeWayne E. Laird
Title:	Vice President and Chief Financial Officer

EMPLOYEE

/s/ Stephen L. Gibbs
Name: Stephen L. Gibbs